Exhibit 4.11

Date: July 31, 2020

Tianjin Zhonghuan Semiconductor Co., Ltd

No. 12 East Haitai Road, Huayuan Industrial Park,

Hi-tech Industrial Zone, Tianjin, PR China

Re: Letter Agreement Related to Purchase Price Deposit (this “Letter”)

Ladies and Gentlemen:

We refer to the Investment Agreement, dated November 8, 2019, as amended by the Consent and Waiver (as defined below) (the “Investment Agreement”), among SunPower Corporation, a Delaware corporation (“Parent”), Maxeon Solar Technologies, Ltd., a company incorporated under the Laws of Singapore, and, as of the date of this Letter, a wholly owned subsidiary of Parent (“SpinCo”), Tianjin Zhonghuan Semiconductor Co., Ltd., a PRC joint stock limited company (“Investor” and, collectively with Parent and SpinCo, the “Parties”) and, solely for purposes of Sections 5.2, 6.1, 6.3, 6.4, 6.6, 6.8, 6.9(d), 6.10, 8.2(a) and Article IX thereof, Total Solar INTL SAS, a French société par actions simplifiée. Capitalized terms used but not defined herein have the meanings given to them in the Investment Agreement.

The Parties require accommodations to certain provisions of the Investment Agreement in connection with (i) the approval process required for Investor’s funding of a portion of the Purchase Price, and (ii) the timing of the effectiveness of the Form F-3 (as defined in Annex A of the Consent and Waiver Relating to Replacement Financing and Certain Other Matters, dated July 9, 2020 (the “Consent and Waiver”)). The Parties are prepared to make such accommodations on the terms and subject to the conditions of this Letter.

In consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, by execution of this Letter, each of the Parties hereby further agrees as follows:

1. Purchase Price Escrow Account.

(a) Notwithstanding anything to the contrary in the Investment Agreement, Section 2.3(a) of the Investment Agreement shall be disregarded for all purposes, and the following shall be deemed to replace it in its entirety:

“(a) (i) On July 30, 2020 New York time (the “Initial Deposit Date”), provided that no event has occurred that has resulted, or could reasonably be expected to result, in any of the conditions precedent to the utilization of the Debt Financing set forth in the definitive agreements relating to the Debt Financing not being satisfied as of the Initial Deposit Date, and provided, further that at such time no event shall have occurred that has resulted, or could reasonably be expected to result, in any condition set forth in Section 7.1 or Section 7.2 of the Investment Agreement not being satisfied, Investor will deposit, or will cause to be deposited, $84,200,000 (the “Initial Deposit”) into the Purchase Price Escrow Account, and (ii) within two Business Days after the last to occur of (A) the satisfaction of the condition set forth in Section 7.1(e), (B) August 12, 2020, and (C) the first to occur of (1) the date on which applicable governmental approvals have been obtained in connection with the transfer of the balance of the Purchase Price to the Purchase Price Escrow Account, and (2) September 23, 2020, and provided that at such time no event shall have occurred that has resulted, or could reasonably be expected to result, in any condition set forth in Section 7.1 or Section 7.2 not being satisfied, Investor will deposit, or will cause to be deposited, into the Purchase Price Escrow Account an amount in cash equal to the Purchase Price less an amount equal to (x) the Initial Deposit plus (y) the Investor Escrow Fund on the date of such deposit (the Purchase Price less the Investor Escrow Fund on the date of such deposit, the “Purchase Price Deposit”).”

(b) Notwithstanding anything to the contrary in the Investment Agreement, the definition of the “Purchase Price Escrow Release Time” in Section 1.1 of the Investment Agreement shall be disregarded for all purposes, and the following shall be deemed to replace it in its entirety:

““Purchase Price Escrow Release Time” means 5:00 p.m. New York time on the date that is the first to occur of (a) the 30th day after the deposit into the Purchase Price Escrow Account pursuant to Section 2.3(a)(ii) and (b) the Termination Date.”

(c) Notwithstanding anything to the contrary in the Investment Agreement, Section 2.3(c) of the Investment Agreement shall be disregarded for all purposes, and the following shall be deemed to replace it in its entirety:

“If the Closing has not occurred by the Purchase Price Escrow Release Time, all funds then deposited in the Purchase Price Escrow Account shall be promptly released to Investor. Investor and Parent shall provide a joint written instruction to the Escrow Agent as promptly as practicable and in any event no later than the first Business Day after the Purchase Price Escrow Release Time and take any other action that may be required to give full effect to this Section 2.3(c).”

2. Investor Confirmations. Investor has submitted and, to the extent it has not done so already, shall continue to submit as soon as practicable all requisite applications and filings as required by applicable Law, and shall provide copies of such applications to SpinCo and Parent upon the request of SpinCo or Parent. Investor will keep Parent and SpinCo reasonably informed on a timely basis of the status of such applications and filings.

3. Form 20-F Filing Undertaking. On July 31, 2020, provided that the Initial Deposit has been made in accordance with Section 2.3(a) of the Investment Agreement (as amended hereby) by Investor, SpinCo will file with the SEC an amended Form 20-F and request that such amended Form 20-F be declared effective by the SEC.

4. Form F-3. Notwithstanding anything to the contrary set forth in the Consent and Waiver:

2

(a) The last sentence under the heading “Redemption Rights” in Annex A of the Consent and Waiver shall be deemed to read as follows: “For purposes of the Investment Agreement, (i) any consummation of the Separation at a time when the U.S. Securities and Exchange Commission (or its staff) has failed to indicate that it is, or has indicated that it is not, willing to declare the Form F-3 effective would require the prior written consent of Investor and (ii) unless Investor otherwise consents, SpinCo agrees to submit to the U.S. Securities and Exchange Commission, promptly (and in any event no later than five Business Days) following consummation of the Separation, a request to accelerate such effectiveness of the Form F-3 to a date that is not more than two (2) Business Days after the date of such request.”

(b) Section 1 of the Consent and Waiver shall be deemed to read as follows: “Remaining Portion of Debt Financing; Form F-3. Parent and SpinCo acknowledge, agree and jointly represent and warrant to Investor that, (i) other than with respect to the Convertible Notes and the SCB Trade Facility, the Debt Financing, or any other forms of Replacement Financing, to be obtained on the Closing Date as contemplated by Section 7.1(n) of the Investment Agreement shall be on terms and conditions that are no less favorable to SpinCo than the Acceptable Financing Terms; (ii) any consummation of the Separation at a time when the SEC (or its staff) has failed to indicate that it is, or has indicated that it is not, willing to declare the Form F-3 (as defined in Annex A) effective shall require the prior written consent of Investor; and (iii) unless Investor otherwise consents, SpinCo shall submit to the SEC, promptly (and in any event no later than five Business Days) following consummation of the Separation, a request to accelerate such effectiveness of the Form F-3 to a date that is not more than two (2) Business Days after the date of such request.”

5. General Provisions. Except as expressly set forth herein, nothing in this Letter amends, alters, modifies or supersedes any provision of the Investment Agreement, or waives any rights or remedies thereunder, each of which remain in full force and effect. Sections 9.3 – 9.11 and 9.13 – 9.16 of the Investment Agreement (as amended) are incorporated into this Letter mutatis mutandis.

[Signature Pages Follow]

Please confirm your understanding and agreement with the foregoing by signing and dating the enclosed copy of this Letter and returning it to us.

Very truly yours,

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name: Thomas H. Werner
Title: President and Chief Executive Officer

MAXEON SOLAR TECHNOLOGIES, LTD.

By:	/s/ Jeffrey W. Waters
Name: Jeffrey W. Waters
Title: Chief Executive Officer

[Signature Page to Side Letter re Purchase Price Deposit]

Acknowledged and Agreed:

TIANJIN ZHONGHUAN SEMICONDUCTOR CO., LTD.
天津中环半导体股份有限公司

By:	/s/ SHEN Haoping
Name: SHEN Haoping
Title: General Manager, Chairman
Date: July 31, 2020

[Signature Page to Side Letter re Purchase Price Deposit]